Exhibit 99.1

New From

Buena, NJ  08310

Release Date: February 4, 2013

Contact:	Jenniffer Collins IGI Laboratories, Inc. (856) 697-4379 www.igilabs.com

IGI LABORATORIES, INC. ACQUIRES ECONAZOLE NITRATE CREAM

BUENA, NJ - (BUSINESS WIRE) – IGI Laboratories, Inc. (NYSE MKT: IG), a New Jersey based generic topical pharmaceutical company, today announced it has entered into an agreement to purchase the topical pharmaceutical product Econazole Nitrate Cream 1% from Prasco, LLC., a privately-held pharmaceutical company located in Ohio.  The purchase agreement includes the acquisition of the abbreviated new drug application, or ANDA, know-how related to the product, and other acquired assets related to the Econazole Nitrate Cream 1%.

Econazole Nitrate Cream 1% which is available in 15 g, 30 g, and 85 g tubes has U.S. Food and Drug Administration approved indications for the treatment of tinea pedis, tinea cruris, and tinea corporis as well as the treatment of cutaneous candidiasis and tinea versicolor.  Upon approval from the FDA of the manufacturing site transfer, IGI intends to manufacture the product at the company’s facility in Buena, NJ.

Jason Grenfell-Gardner, President and CEO of the Company, commented, "Econazole is a proven product and fits well in our existing portfolio of IGI labeled products.  The completion of this acquisition will bring the total number of available IGI products in our portfolio to four products and eight SKUs. Our current market information from IMS Health indicates a total addressable market for this product of $12.8 million in sales on an annual basis, of which we would expect to achieve a meaningful share. We believe this will provide additional stability to our revenue in 2013 and beyond.”

About IGI Laboratories, Inc.

IGI Laboratories is a developer and manufacturer of topical formulations for the pharmaceutical, OTC, and cosmetic markets. Our mission is to be a leading player in the generic topical prescription drug market.

Forward-Looking Statements

This press release includes certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, plans, objectives, expectations and intentions, and other statements contained in this press release that are not historical facts and statements identified by words such as "will," “expect,” “believe,” "possible," "one time," "provides an opportunity," "continue" or words of similar meaning. These statements are based on our current beliefs or expectations and are inherently subject to various risks and uncertainties, including those set forth under the caption "Risk Factors" in IGI Laboratories, Inc.’s most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other periodic reports we file with the Securities and Exchange Commission. Actual results may differ materially from these expectations due to, among other factors, changes in global political, economic, business, competitive, market and regulatory factors or IGI Laboratories, Inc.’s ability to implement its business strategies. IGI Laboratories, Inc. does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise, except as required by law.